SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and between Jason Pharmaceuticals, Inc., its affiliates, subsidiaries, predecessors, successors and assigns, and their officers, directors, trustees, employees, agents, attorneys, representatives, insurers, employee benefit plans, fiduciaries, and administrators (past, present and future) (individually and collectively referred to as the “Company” or the “Employer”), and Jason Groves (“Employee”). The parties hereby represent as follows:

WHEREAS, Employee has been employed with the Employer; and

WHEREAS, the Employer is permitting the Employee to voluntarily resign from his employment in lieu of termination; and

WHEREAS, the parties hereto now desire to end their employment relationship on an amicable basis.

NOW, THEREFORE, in consideration of the promises and payments stated, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each of the parties, and who intend to be legally bound by this Agreement, the parties state and agree as follows:

1.Employment Status. The employment relationship terminated effective May 29, 2026 (the “Termination Date”). Employer agrees to categorize Employee’s separation from employment as a voluntary resignation.

2.Severance Benefits. Assuming Employee signs this Agreement and does not revoke his acceptance, Employee shall receive the following payments and benefits to which he is not otherwise entitled, and which are exchanged for Employee’s agreements, covenants, waiver, and release contained in this Agreement:

(a)Severance Pay. Employee will receive severance pay representing one (1) month of his annual base salary in the amount of $35,648.42 (the “Severance Payment”). The Severance Payment will be made in a lump sum within (30) thirty days following the Effective Date of this Agreement and will be subject to all legally required withholdings and deductions.

3.Other Compensation and Benefits. Employee shall receive the following payments and benefits regardless of whether he executes this Agreement.

(a)Employee will not receive any amount as payment for unused vacation pay, as the Executive Leadership Team has unlimited “Paid Time Off” (“PTO”).

(b)Participation in the 401(k) Plan and disability and life insurance benefits coverage will terminate on the Termination Date; however, Employee will be entitled to any vested rights, which are governed by the Employer’s 401(k) Plan.

(c)Employee will not be eligible for any additional bonus or, other than the Severance Payments provided for herein, any other payments of any kind as of the Termination Date.

4.Company Property. The Company will mail a box to Employee’s home address on file and Employee will return all Company property within 2 weeks of the Termination Date. Employee also agrees and authorizes Company to deduct from Employee’s final pay and/or Severance Payment any amounts for obligations owed by Employee to Company for unpaid personal corporate credit card balances, personal telephone calls, costs of unreturned Company property (including, without limitation, computers and keys), and other debts and obligations to the Company. Such amounts shall be documented in writing by the Company, and such documentation shall be submitted to the Employee prior to such deduction.

5.Non-Solicitation and Non-Disclosure of Confidential Information.

(a)Employee agrees that for one (1) year following the Termination Date, he shall not, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with any person(s) or entity:

(i)Divert or attempt to divert any non-legal business or customer of the Company, with whom the Company had an existing relationship during the twelve (12) months immediately preceding the Termination Date, and about whom Employee acquired Confidential Information (as that term is defined below), to any Competing Business by direct or indirect inducement, solicitation, contact, or otherwise. For purposes of this Agreement, “Competing Business” shall be defined as any person(s) or entity in direct competition with Employer or its affiliates and which formulates, manufactures, develops, sells or otherwise provides programs, services, or products that are the same or similar to those offered, promoted, distributed, or under development or contemplated to be developed by the Company as of the Effective Date of this Agreement, or its affiliates, in the retail or direct marketing space. Examples of Competing Businesses include, but are not limited to, NutriSystem, Noom, and WW (formerly known as “Weight Watchers”); however, this is not an exhaustive list. This provision shall apply to any Competing Business which is, or is intended to be, located or operated in any state or other jurisdiction where the Company has conducted business during the term of Employee’s employment with the Company; or

(ii)Employ or seek to employ any person employed by the Company, or otherwise directly or indirectly induce or attempt to induce such person to leave his or her employment with the Company for any reason whatsoever. This provision applies to employees with whom Employee had material contact during the course of employment during the twelve (12) months preceding the Termination Date and (i) is a manager, officer, director, or executive of the Company and/or (ii) is in possession of Confidential Information of the Company (as that term is defined below), and/or (iii) is directly managed by or reports to Employee as of the Termination Date.

(b)Employee agrees that he has an ethical duty to protect and not to disclose Confidential Information, as defined below, that he has gained during his course of employment and to protect confidential relationships between the Company and its customers, clients, suppliers, and vendors. Employee will not disclose to, or use for the benefit of, any third party, including but not limited to any of Employer’s shareholders, investors, or Activist Investor(s), any Confidential Information or trade secrets of the Company and its affiliates. Additionally, Employee agrees that business information that has not been made public shall not be released to private individuals, organizations or governmental bodies unless demanded by legal process such as a subpoena or court order, that should Employee receive a demand by legal process for such information he will immediately notify the Company’s Chief Executive Officer, and that he will not use Confidential Information obtained in the course of his employment for the purpose of advancing any private interest or for personal gain. This provision does not prevent Employee from truthfully communicating with any governmental administrative agency regarding a suspected violation of law, including providing documents or other information, without notice to the Employer.

(c)Employee shall not retain any Confidential Information or copies thereof (whether in hard copy or electronic format). Employee represents that he has returned to the Company any and all Confidential Information that he has in his possession, custody, or control. Employer reserves the right to conduct a forensic search of Employee’s personal electronic devices, including but not limited to Employee’s computers, laptops, cell phones, external hard drives, and any other devices on which Employee may have stored Confidential Information. Employee agrees that he will permit a forensic search of his personal electronic devices and will agree to a protocol for the deletion of any Confidential Information found on said devices. For the purposes of this Paragraph, “Confidential Information” means information of any type, not generally known, about the Company’s business, marketing data, business plans, strategies, employee lists, financial records and accounts, processes, services, products, products in development, product plans, projections and budgets, suppliers, customers, decisions, or plans of Company or of any customer of Company (regardless of whether Company has executed a confidentiality agreement with such customer), which is used or useful in the conduct of Company’s business, or which confers or tends to confer a competitive advantage over one who does not possess such information.

(d)Employee agrees that the covenants contained in this Paragraph are reasonable and necessary to protect the Confidential Information and other trade secrets of the Company and its affiliates. For the purposes of this Section, an “affiliate” shall mean the Company or any joint venture or collaboration in which the Company participates.

(e)It is the intent and desire of Employee and the Company that the restrictive provisions in this Paragraph be enforced to the fullest extent permissible under the laws, public policies, and Rules of Professional Conduct as applied in each jurisdiction in which enforcement is sought. Nothing in this Paragraph is intended to, and shall not be construed to, restrict or interfere with Employee’s right to practice law. If any particular provision in this Paragraph shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either Party, to delete therefrom or modify the portion so determined to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Employees acknowledge that Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages if Employee breaches his obligations under this Paragraph. Accordingly, Employee agrees that Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Employee of his obligations under this subsection in any Federal or state court sitting in the State of Maryland.

6.Non-Disparagement. Employee agrees not to disparage the Company or any of Company’s subsidiaries, affiliates, successors, and predecessors, and their current and former directors, officers, trustees, employees, and agents. Employer agrees to direct Dan Chard, Nicholas Johnson, Claudia Greninger and members of the legal department not to disparage Employee. “Disparage” as used herein means any communication that is reckless, intentionally misleading, knowingly false, or defamatory. This clause does not bar Employee from truthfully testifying, assisting, or participating in any investigation, proceeding, or hearing conducted by any governmental administrative agency.

7.References. Company will only verify Employee’s dates of employment and salary and job held as of the Termination Date.

8.General Release and Covenant Not to Sue.

(i)In consideration for the Severance Payment and other benefits set forth above, except as provided in Paragraph 8(d) below, for Employee and Employee’s past, present, and future agents, representatives, principals, heirs, personal representatives, executors, administrators, successors, attorneys, insurers, and assigns, Employee hereby releases, waives, and forever discharges Company and Company’s subsidiaries, parent and sister corporations, entities, affiliates, successors, and predecessors, and their current and former directors, officers, trustees, employees, shareholders, agents, attorneys, representatives, insurers, benefit plans, funds, fiduciaries, administrators, and assigns in their personal, corporate, and other capacities (the “Released Parties”), from and against all liability, damages, actions, claims, complaints, lawsuits, administrative charges, grievances, compensation, agreements, judgments, and attorneys’ fees of any kind whatsoever, known and unknown, that Employee now has or may have had, or thereafter claim to have, on behalf of Employee or any other person or entity, which arose or occurred at any time, from the beginning of time up to the date that Employee signs this Agreement, arising out of, or relating in any way to, any acts or omissions done or occurring in whole or in part prior to and including the date Employee signs this Agreement, including, but not limited to, all such matters arising out of, or related in any way to, Employee’s employment or termination of employment with Company. Employee expressly acknowledges and agrees that, to the maximum extent permitted by law, this General Release includes, but is not limited to, Employee’s release of any tort, contract and other common law claims and any claims under Title VII of the Civil Rights Act of 1964 and 1991, 42 U.S.C. § 2000(e) et seq., 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 794, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Equal Pay Act, 29 U.S.C. § 206(4) et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Genetic Information Non-Discrimination Act, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. § 43, the anti-discrimination provisions of the Maryland Code, or any other federal, state or municipal law or ordinance relating to discrimination in employment, or any other law or regulation, as well any claim arising out of Company policy or practice, known or unknown to Employee at the time of the execution of this Agreement, saving and excepting, however, any and all obligations of or claims against the Company arising by virtue of the terms and conditions of this Agreement.

(ii)By signing this Agreement, Employee also expressly acknowledges and represents that Employee (i) has suffered no injuries or occupational diseases arising out of or in connection with Employee’s employment with Company; (ii) has received all wages to which Employee was entitled as an employee of Company; (iii) has received all leave to which Employee was entitled under the Family and Medical Leave Act of 1993 (“FMLA”); and (iv) is not currently aware of any facts or circumstances constituting a violation of the FMLA or the Fair Labor Standards Act (“FLSA”).

(iii)Except as provided in Paragraph 8(d) below, Employee agrees not to file, join in, or prosecute any lawsuits against Company or any of the other Released Parties,

concerning any matter, act, occurrence, or transaction which arose on or before the date Employee signs this Agreement. Employee expressly represents that as of the date that Employee signs this Agreement, Employee has not filed any grievances, claims, complaints, administrative charges or lawsuits against Company or any Released Party.

(iv)Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will waive, relinquish, diminish. or in any way affect (i) any vested rights that Employee may have under Company retirement plans; (ii) Employee’s right to challenge the validity and enforceability of this Agreement’s release of claims under the Age Discrimination in Employment Act of 1967, as amended (ADEA); (iii) any rights or claims that may arise after the date of execution of this Agreement; (iv) any rights or claims that, as a matter of law, cannot be released or waived; and (v) any rights and obligations contained in this Agreement. Employee is not precluded from filing a charge or complaint with any governmental administrative agency (such as the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, or the Securities Exchange Commission) or participating in a government investigation, including by providing, without advance notice to Company, documents or other information about Company that Employee has lawfully obtained, lawfully possesses, and is not otherwise prohibited by law from disclosing and that are relevant to the duties of those government agencies. However, to the maximum extent permitted by law, Employee expressly waives Employee’s right to any monetary recovery or any other individual relief in connection with any charge or other administrative charge or should any federal, state or local administrative agency or any other person pursue any claims on Employee’s behalf arising out of or related to Employee’s employment with Company and/or the termination of that employment, except that Employee may receive and fully retain a monetary award from a government-administered whistleblower program.

9.Non-Disclosure of Terms; Evidence.

(a)Employee agrees that the terms and conditions, as well as the fact of, this Agreement are and shall remain strictly confidential. Nothing in this Agreement prevents Employee from discussing or disclosing to others, including government agencies, information and/or facts pertaining to unlawful acts in the workplace, occurring in the workplace, at work-related events, between employees, or between the Company and an employee, such as harassment, sexual assault, sexual harassment, or discrimination, retaliation, or any other conduct that Employee has reason to believe is unlawful or an unfair employment practice.

(b)The parties understand and agree that this Agreement shall not be admissible as evidence in any court or administrative proceeding, except that Company or Employee may submit this Agreement to an appropriate judicial forum in the event of its alleged breach.

10.Defend Trade Secrets Act Notice. Employee is hereby notified of the following: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the any document containing the trade secret is filed under seal, and the individual does not disclose the trade secret, except pursuant to court order.

11.Knowing and Voluntary Waiver. Employee agrees that Employee has had an opportunity to thoroughly discuss all aspects of this Agreement with Employee’s private attorney if Employee chose to do so; that Employee understands all provisions of the Agreement; and that Employee is knowingly and voluntarily entering into this Agreement.

12.No Admission. This Agreement shall not in any way be construed as an admission by the Company or any of its officers, employees or agents of any wrongful conduct or discrimination against, or any liability whatsoever to Employee, and the Company specifically disclaims any liability to Employee.

13.Section 409A. Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code (the “Code”) and applicable regulations thereunder. The parties agree to amend, retroactively, if necessary, any provision of this Agreement which is determined by the parties to be noncompliant with Section 409A of the Code and the regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each Payment under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion of certain short-term deferral amounts under Section 409A of the Code. To the extent that any payment of the Compensation is considered “deferred compensation” under Section 409A of the Code and the Executive is a “specified employee” as defined in Section 409A of the Code, then such Severance Payment shall not be paid prior to the six month anniversary of the Termination Date, to the extent necessary to comply with the requirements of Section 409A of the Code.

14.Integration. This Agreement contains the entire understanding of the parties, and shall not be changed except by another written, signed Agreement.

15.Governing Law. The validity and construction of this Agreement and its provisions shall be determined under the internal laws of the State of Maryland, without giving effect to its conflicts of laws provisions. The Parties irrevocably consent and agree to the exclusive jurisdiction and venue of a court of competent jurisdiction in Maryland for purposes of any such action, lawsuit or proceeding, except that Company may also enforce the provisions of Paragraphs 5 and 6 against Employee in any jurisdiction in which Employee can be found. With respect to any claim that accrues in the future of sexual harassment or retaliation for reporting or asserting a right or remedy based on sexual harassment, the restrictions on venue, jurisdiction and jury trial in Paragraphs 15 and 18 are inapplicable.

16.Acceptance of Agreement. Employee understands and agrees that Employee may be waiving significant legal rights by signing this Agreement and acknowledges that Employee is executing this Agreement voluntarily and of Employee’s own free will, and that Employee fully understands the terms of this Agreement.

17.Notice Relating to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Employee further acknowledges, agrees, and understands that Employee’s waiver and release of claims in this Agreement includes claims under the Age Discrimination in Employment Act (ADEA). In accordance with the Older Worker Benefits Protection Act and ADEA:

(a)Time to consider this Agreement. Employee acknowledges that Employee has been provided with a copy of this Agreement and has been given at least twenty-one (21) consecutive days from the Termination Date in which to review, consider, and sign the Agreement, although he may sign it sooner if he wishes. The signed Agreement must be sent to Claudia Greninger, Chief HR Officer, 1501 S. Clinton St., Suite 500, Baltimore, MD 21224, or Claudia.Greninger@medifastinc.com. Employee may not sign this Agreement prior to the Termination Date. The parties agree that any changes, whether material or immaterial, that might be made to this Agreement after it is provided to Employee shall not extend or restart the twenty-one (21) day consideration period.

(b)Legal counsel. Employee is advised to consult with an attorney prior to signing this Agreement.

(c)Revocation. Employee acknowledges that he has a period of seven (7) calendar days following the signing of this Agreement to revoke this Agreement. Any such revocation of the Agreement must be made by delivering written notice to the Company’s Chief HR Officer, Claudia Greninger, Jason Pharmaceuticals, 1501 S. Clinton St., Suite 500, Baltimore, MD 21224, Claudia.Greninger@medifastinc.com, which must be received prior to the end of the revocation period. Any revocation hereunder shall not affect Employee’s termination from the Company.

(d)Effective Date. The terms of the Agreement shall become final and binding only upon expiration of the revocation period provided in subparagraph (c) above. In other words, the Effective Date of this Agreement will be the 8th calendar day after Employee signs the Agreement, provided that he has not revoked the Agreement during the revocation period.

18.Jury Trial Waiver. Unless prohibited by applicable law, as a condition of entering into this Agreement, the parties mutually waive and relinquish any right to a jury trial they may have with respect to any dispute pertaining to Employee’s employment with the Company, including its termination, this Agreement, and/or its terms.

19.Successors and Assigns. Employee may not assign Employee’s rights or obligations hereunder without the prior written consent of Company. The rights and obligations of Company hereunder shall inure to the benefit of and shall be binding upon and may be assigned to Company’s successors and assigns.

Employee acknowledges that Employee has completely read this Agreement and/or had its contents explained to Employee.

Employee has been given at least twenty-one (21) days to consider this Agreement before Employee signs it.

This is a general release and waiver of claims. The Company advises Employee to consult with an attorney before Employee signs this Agreement.

Agreed and Accepted:

Jason Pharmaceuticals, Inc. Jason Groves

/s/ Claudia Greninger              /s/ Jason L. Groves

Employer Employee
Date: May 31, 2026         Date: May 31, 2026